Exhibit 10.2
BARNES GROUP INC.

NON-DISCLOSURE, NON-COMPETITION, NON-SOLICITATION AND NON- DISPARAGEMENT AGREEMENT

In consideration of your hire and appointment to President and Chief Executive Officer with Barnes Group Inc. (the "Company"), and the severance and other enhanced compensation and benefits set forth in the Offer Letter between you and the Company, dated June 18, 2022 (the "Offer Letter"), and for other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, you agree to this Employee Non-Disclosure, Non-Competition, Non-Solicitation and Non-Disparagement Agreement (this "Agreement").
1.Unauthorized Disclosure. You agree and understand that in your position with the Company, you have been and will be exposed to and receive information relating to the business affairs of the Company, including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. You agree that during your employment and thereafter, you shall keep such information confidential and not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company (unless such information is otherwise in the public domain through no fault of yours); provided, however, that nothing in this Section 1 shall prevent you, with or without the Company's consent, from (i) providing truthful testimony or otherwise cooperating in good faith with any investigation related to the business activities and practices of the Company and its officers and agents being conducted by a duly authorized agency of the federal or any state or local government or any duly appointed agent of the Board or any committee thereof or (ii) disclosing documents or information (a) in the performance of your duties hereunder to persons having commercial relationships or dealings with the Company, so long as such disclosure is made by you (or at your direction) in the good faith belief that it is in the best interests of the Company and such disclosure is not contrary to any direction of the Board or any committee thereof or internal or external legal counsel to the Company and (b) in connection with any judicial or administrative investigation, inquiry or proceeding, provided that you are compelled to do so by court order or subpoena and notifies the Company as soon as practicable after the receipt of such court order or subpoena (it being understood and agreed that no such order or subpoena shall be required in connection with an inquiry or proceeding that is described in subclause (i) above). This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of your employment, you shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document in your actual or constructive possession at the end of your employment.

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2.Non-Competition. In consideration of your hire and appointment to President and Chief Executive Officer of the Company and the severance and other enhanced compensation and other benefits set forth in the Offer Letter, and further in consideration of your exposure to the proprietary information of the Company, you agree that you shall not, during your employment and for a period of two (2) years thereafter (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including but not limited to, holding the position of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise. For purposes of this Section 2, the term "Competing Enterprise" shall mean any person, corporation, partnership, or other entity engaged in a business which is in direct competition with any business of the Company or any of its affiliates at the relevant time (or during Restriction Period, at the date of termination of employment); provided that, the direct or indirect parent of any entity that is in direct competition with the Company shall be considered to be in direct competition with the Company, but that nothing herein shall preclude you from providing services to an entity affiliated with, but not directly or indirectly controlling or controlled by an entity that is in direct competition with the Company so long as you do not, directly or indirectly, provide any services, advise or other assistance to such competing entity.
3.Non-Solicitation of Customers. You agree that during the Restriction Period, you shall not intentionally or knowingly, directly or indirectly, (i) interfere with the Company's or any of its affiliates' relationship with, or endeavor to entice away from the Company or any of its affiliates, any individual, person, firm, corporation or other business entity who at any time during your employment was a customer of the Company or any of its affiliates or otherwise had a material business relationship with the Company or any of its affiliates, or (ii) discourage, or attempt to discourage, any individual, person, firm, corporation or business entity from doing business with the Company or any of its affiliates.
4.Non-Solicitation of Employees. You agree that during your employment and for a period of two (2) years thereafter, you will not intentionally or knowingly, directly or indirectly, (i) interfere with the Company's or any of its affiliates' relationships with, or endeavor to entice away from the Company or any of its affiliates, (ii) solicit for employment, or (iii) hire any person who is an employee (or, within the immediately preceding 90 days, was an employee) of the Company or any of its affiliates and who was an employee of the Company or any of its affiliates at the date of your termination of employment (or during the 90-day period immediately prior thereto).
5.Non-Disparagement. You agree that you shall not disparage the Company or its affiliates, or its or their current or former officers, directors, and key employees in any way; further, you shall not make or solicit any comments, statements, or the like to the media or to others that would be considered derogatory or detrimental to the good name or business reputation of any of the aforementioned entities or individuals; provided, that this Section 5 shall not prohibit statements which you are required to make under oath or which are otherwise required by law, provided that such statements are truthful and made in a professional manner. The Company agrees that it shall not, and that it will direct its directors and executive officers not to, disparage you in any way, and that the Company shall not, and it will direct its directors and executive

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officers not to, make or solicit any comments, statements, or the like to the media or to others that would be considered derogatory or detrimental to your good name or business reputation; provided, that this Section 5 does not prohibit statements which (i) the Company or any of its officers, directors, employees, affiliates or advisors are required to make under oath or are otherwise required by law, (ii) re required to comply with the rules of the New York Stock Exchange or any other similar exchange or automated trading system on which any of the Company's securities are listed, or (iii) are, in the opinion of counsel for the Company, necessary to comply with the Company's disclosure obligations to its stockholders, provided that in any case such statements are truthful and made in a professional manner.
6.Remedies. You agree that (1) any breach of the terms of Sections I, 2, 3, 4, or 5 of this Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; (ii) in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by you and/or any and all persons and/or entities acting for and/or with you, without having to prove damages, and to all costs and expenses, including reasonable attorneys' fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity and (iii) notwithstanding any other terms in this Agreement or applicable stock plans, in the event of said breach, all (a) vested and unvested stock options, and (b) restricted shares, restricted stock units and performance share units which have not yet been earned, in each case were granted to you after the Commencement Date (as defined in the Offer Letter), shall immediately expire and shall no longer be exercisable after such breach. The terms of this Section 6 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from you. You and the Company further agree that the provisions of this Section 6 are reasonable and the Company would not have agreed to provide you with the severance and other enhanced compensation and other benefits set forth in the Offer Letter but for their inclusion herein.
7.Survival; Breach Not a Defense. The provisions of this Agreement shall survive any termination of your employment, and the existence of any claim or cause of action by you against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Agreement.
8.Severability. If any provision of this Agreement is adjudicated to be overbroad, invalid or unenforceable, the court may modify or sever such provision(s), such modification or deletion to apply only with respect to the operation of such provision(s) in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of this Agreement shall remain in full force and effect. You agree that the parties shall request that a court of competent jurisdiction not invalidate or ignore the terms of this Agreement, but instead honor this provision by reforming or modifying any overbroad or otherwise invalid terms

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to the extent necessary to render the terms valid and enforceable and then enforcing the Agreement as so reformed or modified.
9.Waiver, Amendment, Assignment, Successors. The terms of this Agreement are to be read consistent with the terms of any other agreements that you have executed with the Company; provided, however, to the extent there is a conflict between such agreements, such agreements shall be construed as providing the broadest possible protections to the Company, even if such construction would require provisions of more than one such agreement to be given effect. No waiver of this Agreement will be effective unless it is in writing and signed by the Company. This Agreement may not be superseded or amended by any other agreement between yourself and the Company unless such agreement specifically and expressly states that it is intended to supersede this Agreement and is signed by both the Company and you. You recognize and agree that your obligations under this Agreement are of a personal nature and are not assignable or delegable in whole or in part by you. The Company may assign this Agreement to any affiliate or to any successor-in-interest (whether by sale of assets, sale of stock, merger or other business combination). All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and permitted assigns of the Company and you.
10.Effectiveness of Agreement. This Agreement becomes effective upon the Commencement Date. The obligations under this Agreement continue throughout the entire period of time you are employed by the Company, and these obligations will continue after, and survive, the termination of your employment with the Company.
11.Arbitration. Any claim, demand or controversy under this Agreement shall be submitted first to a mediator in accordance with the rules of the American Arbitration Association ("AAA") by submitting a mediation request to the other party within 30 days of the date of the breach. The mediation process shall conclude upon the earlier of: (a) the resolution of the dispute; (b) a determination by either the mediator or one or more of the parties that all settlement possibilities have been exhausted and there is no possibility of resolution; or (c) 30 days have passed since the filing of a request to mediate with the AAA. A party who has previously submitted a dispute to mediation, and which dispute has not been resolved, may submit such dispute to binding arbitration pursuant to the rules of the AAA. Any arbitration proceeding for such dispute must be initiated within 14 days from the date that the mediation process has concluded. The prevailing party shall recover its costs and reasonable attorney's fees incurred in such arbitration proceeding. You and the Company specifically understand and agree that the failure of a party to timely initiate a proceeding hereunder shall bar the party from any relief or other proceeding and any such dispute shall be deemed to have been finally and completely resolved. All mediation and arbitration proceedings shall be conducted in Bristol, Connecticut or such other location as the Company may determine and you agree that no objection shall be made to such jurisdiction or venue, as a forum non conveniens or otherwise. The arbitrator's authority shall be limited to resolution of the legal disputes between the parties and the arbitrator shall not have authority to modify or amend this Agreement, or abridge or enlarge rights available under applicable law. Any court with jurisdiction over the parties may enforce any award made hereunder.

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12.Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to its principles of conflicts of law. You hereby consent to personal jurisdiction in the federal and state courts of the State of Connecticut for the resolution of all disputes arising under, or relating to, this Agreement.

Agreed and Acknowledged

/s/ Thomas J. Hook Name: Thomas J. Hook	June 18, 2022 Date

Barnes Group Inc.

/s/ Dawn N. Edwards
By:    Name: Dawn N. Edwards
Title: Sr. Vice President, Human Resources Date: June 18, 2022

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